                                                                      Exhibit 12

                                      FINAL

                                   SALES PLAN

         Sales Plan dated April 7, 2004 (this "Sales Plan") between Charles F. Dolan 2001 Family Trust fbo Kathleen M. Dolan ("Seller") and Bear, Stearns & Co. Inc. ("Bear Stearns"), acting as agent.

A.       RECITALS

         1. This Sales Plan is entered into between Seller and Bear Stearns as the Seller's adoption of a written plan for trading securities that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         2. Seller is establishing this Sales Plan in order to permit the orderly disposition of a portion of Seller's holdings of the Class A common stock, $0.01 par value per share of Cablevision Systems Corporation (the "Stock" and the "Issuer" as the case may be), consisting of Stock that Seller acquired as set forth in Section B.10 below. This Sales Plan may also include shares of Spinco Stock, as that term is defined in Section C.3.(d) herein, that may be issued, to the Seller during the duration of this Sales Plan.

B.       SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS

         1. As of the date on which Seller executed this Sales Plan, Seller was not aware of any material nonpublic information concerning the Issuer or its securities or of Rainbow Spinco, as defined in Section C.3.(d) herein. Seller entered into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

         2. The securities to be sold under this Sales Plan are owned free and clear or will be held free and clear by Seller upon Issuance and/or conversion and are not subject to any liens, security interests or other encumbrances or limitations on disposition other than those imposed by Rules 144 or 145 under the Securities Act of 1933, as amended (the "Securities Act").

         Bear Stearns acknowledges that the Stock to be sold under this Sales Plan will be acquired by the Seller upon conversion of shares of Class B common stock of Issuer currently owned by Seller and that the Spinco Stock contemplated by the Sales Plan may be issued to Seller during the duration of this Sales Plan as outlined herein.

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

         3. Seller agrees to provide Bear Stearns with a certificate dated as of the date hereof and signed by the Issuer substantially in the form of Exhibit A hereto prior to commencement of sales of Stock or Spinco Stock pursuant to this Sales Plan.

         4. Seller agrees to complete, execute and deliver to Bear Stearns a seller's representation letter dated as of the date hereof substantially in the form of Exhibit B hereto prior to the commencement of sales of Stock or Spinco Stock pursuant to this Sales Plan.

         5. The execution and delivery of this Sales Plan by Seller and the transactions contemplated by this Sales Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Seller or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Seller.

         6. Seller agrees that until this Sales Plan has been terminated he shall, upon written request from Bear Stearns delivered to Seller from time to time, provide such information as is reasonably requested to confirm that sales under the Sales Plan are in compliance with Rule 144 or Rule 145.

         7. Seller agrees that he shall not, directly or indirectly, communicate any information relating to the Stock, Issuer, or the Rainbow Spinco to any employee of Bear Stearns or its affiliates who is involved, directly or indirectly, in executing this Sales Plan at any time while the Sales Plan is in effect.

         8. (a) Seller agrees to make all filings, if any, required under Sections 13(d), 13(g) and 16 of the Exchange Act in a timely manner, to the extent any such filings are applicable to Seller. Bear Stearns shall, pursuant to Section G.5., notify Seller by facsimile, e-mail or telephone of any sales of Stock or Spinco Stock made pursuant to this Sales Plan no later than the next business day.

         (b) Seller agrees that he shall in connection with the performance of this Sales Plan comply with all applicable laws, including, without limitation, Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         (c) Seller acknowledges that Seller is deemed an insider (generally classified as an officer, director or 10% shareholder) of the Issuer.

         9. (a) Seller represents and warrants that Seller acquired the Class B common stock of the Issuer over two years ago and that such shares are currently convertible into Class A common stock. Seller further represents and warrants that the Class A common stock to be sold pursuant to this Sales Plan may be sold in compliance with Rule 144 upon conversion.

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         Furthermore, Seller represents and warrants that the shares of Spinco
Stock contemplated by this Sales Plan may be sold under Rule 144 upon issuance.

         (b) Seller agrees not to take, and agrees not to cause any person or entity with which Seller would be required to aggregate sales of Stock or Spinco Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the sales hereunder not to meet all applicable requirements of Rule 144.

         (c) Bear Stearns agrees to file Forms 144 for the sales to be effected under this Sales Plan at such times as Seller may be required or permitted by applicable law. (1)

         (d) Bear Stearns agrees to conduct all sales pursuant to this Sales Plan in accordance with whatever provisions of Rule 144 or Rule 145 are applicable, including, but not limited to, the manner of sale requirement of Rule 144 of the Securities Act, and in no event shall Bear Stearns effect any sale if such sale would exceed the then-applicable volume limitation under Rule 144, assuming that, unless Bear Stearns shall be notified otherwise by Seller or the Issuer, in a timely manner, the sales to be made by Bear Stearns under this Sales Plan (together with Sales made under the Sales Plans, dated as of the date hereof, between each of Charles F. Dolan, CFD Trust #10, Charles F. Dolan 2001 Family Trust fbo Deborah Dolan-Sweeney, Charles F. Dolan 2001 Family Trust fbo Patrick F. Dolan and Charles F. Dolan 2001 Family Trust fbo Marianne Dolan Weber (the "Other Sellers") and Bear Stearns (the "Aggregated Sales Plans") are the only sales subject to such limitation. Bear Stearns agrees that not more than an aggregate of 250,000 shares of Stock, which may be adjusted as provided in Section C.3.d herein (and in the Aggregated Sales Plans) and, for sales after the Rainbow Spinoff, increased by the amount that the Monthly Sale Amount will be increased as set forth in Section C.3.d. herein and in the Aggregated Sales Plans, may be sold pursuant to this Sales Plan and the Aggregated Sales Plans during any 30 day period.

         Seller hereby understands and agrees that Bear Stearns shall not be liable for any failure by the Seller or Issuer to timely inform Bear Stearns of any sales by the Seller or by any individuals or entities that Seller must aggregate with if Bear Stearns fails to receive such information prior to executing sales under this Plan.

------------------
         (1) The Seller's representation on the Forms 144 regarding Seller's knowledge of material information regarding the Issuer may be made as of the date the Sales Plan is adopted. The "Remarks" section of each Form 144 should state that the sale is being made pursuant to a previously adopted plan intended to comply with Rule 10b5-1(c) and indicate the later of the date the Sales Plan was adopted or was most recently amended and that the representation is made as of such date.

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         10.      Seller shall maintain in its account at Bear Stearns a
sufficient number of shares to cover all sales contemplated by this Sales Plan together with stock powers and other necessary transfer documentation. Upon the request of Bear Stearns, Seller shall provide Bear Stearns with additional Forms 144 and other documentation necessary to carry out sales of Stock and Spinco stock under this Sales Plan.

C.       IMPLEMENTATION OF THE PLAN

         1. Seller hereby appoints Bear Stearns to sell shares of Stock pursuant to the terms and conditions set forth below and on Schedule A hereto. Subject to such terms and conditions, Bear Stearns hereby accepts such appointment.

         2. Bear Stearns is authorized to begin selling Stock and Spinco Stock pursuant to this Sales Plan commencing on May 1, 2004 and ending on the earliest of October 31, 2005, or two business days after receipt of notice of death of Seller or of the commencement of any proceedings in respect of or triggered by the Seller's bankruptcy or insolvency, or the date on which the maximum number of shares of Stock and Spinco Stock, authorized to be sold under this Sales Plan, as set forth on Schedule A, have been sold.

         3. (a) Subject to the terms and conditions of this Sales Plan, commencing on May 1, 2004, Bear Stearns may sell with time, price and amount discretion by Alan C. Greenberg, Jeffrey Mehl or another successor registered representative designated by Bear Stearns, a total of 300,000 shares of Stock (the "Sale Amount"). Subject to the terms and conditions of this Sales Plan, Bear Stearns shall sell the number of shares of Stock during each calendar month (each, a "Sale Month") as set forth on Schedule A (the "Monthly Sale Amount").

         For any sales pursuant to this Sales Plan prior to the Rainbow Spinoff (as defined below ), the Monthly Sale Amount may be sold on any day that the principal market in which the Stock trades is open (each such day a "Sale Day"), at a gross price before deduction of commissions or mark-down of at least $22.00 per share ("Minimum Sale Price").

         For sales made pursuant to this Sales Plan after the Rainbow Spinoff, the Monthly Sale Amount may be sold on any Sale Day at a gross price before deduction of commissions or mark-down equal to at least the Aggregate Minimum Sale Price (as defined in Section C.3.d).

         Any of the Monthly Sale Amount either before or after the Rainbow Spinoff, not sold during a Sale Month shall be rolled over and sold on the next Sale Day that such shares of Stock or Spinco Stock may be sold in compliance with this Sales Plan, at the then applicable Sales Price.

                                       4

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         Bear Stearns recognizes that the Seller does not want to file an inordinate number of Form 4's during any month and shall consider this desire as one factor among many in the course of exercising time, price and amount discretion over the sales.

         (b) Subject to the Minimum Sale Price and the other applicable provisions of this Sales Plan, Bear Stearns shall sell the Sale Amount on each Sale Day during the applicable month under ordinary principles of best execution.

         (c) The Seller agrees to pay Bear Stearns the commission set forth in the letter from Bear Stearns to the Seller and the Other Sellers (the "Fee Letter"). Bear Stearns will deduct its commission, the standard Securities and Exchange Commission fee, and any regulatory or transfer taxes from the proceeds of any sale of Stock or Spinco Stock under this Sales Plan.

         (d) The Monthly Sale Amount and any other applicable provisions of the Sales Plan shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any similar transaction with respect to the Issuer's stock or Spinco Stock that occurs during the Sales Plan.

         In October 2003, the Issuer announced that its board of directors had approved an amended plan to spin-off the Issuer's recently launched satellite service, Rainbow DBS and three of Rainbow Media's national entertainment services - AMC, the Independent Film Channel and WE: Women's Entertainment - their subsidiaries, and certain other Rainbow businesses (the "Rainbow Spinoff") which, if completed will result in the formation of a new entity, referred to herein as "Rainbow Spinco." In the event the Rainbow Spinoff is completed, this Sales Plan shall be adjusted to cover the number of shares of stock of Rainbow Spinco (the "Spinco Stock") received by Seller in respect of the Stock subject to the Sales Plan at the time of the Rainbow Spinoff.

         Upon the issuance of Spinco Stock pursuant to the Rainbow Spinoff, the Minimum Sale Price, as defined above, shall be adjusted such that the aggregate gross sale prices before the deduction of commissions or markdowns of one share of Stock plus the number of shares of Spinco Stock received by Seller in respect of one share of Stock in the Rainbow Spinoff shall equal the Minimum Sale Price per share of Stock immediately prior to the Rainbow Spinoff (such adjusted Minimum Sale Price, the "Aggregate Minimum Sale Price"). Sales under the Aggregate Minimum Sales Price shall not take place until the first full Spinco Stock trading day has been completed (9:30 a.m. EST through 4:00 p.m. EST).

         NOTE: Please see Annex A for an example of the calculation for adjusting the Minimum Sale Price in accordance with this section.

                                       5

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         Upon the issuance of Spinco Stock pursuant to the Rainbow Spinoff, no shares of Stock of the Issuer may be sold pursuant to this Sales Plan unless the number of shares of Spinco Stock received in respect of such shares are sold on the same day and no shares of Rainbow Spinco may be sold pursuant to the Sales Plan unless the number of shares of Issuer Stock in respect of which such shares of Rainbow Spinco were received are sold on the same day.

         In the event that shares of Stock are sold pursuant to this Sales Plan, but Bear Stearns is unable to complete a sale of the accompanying Spinco Stock on the same day in accordance with this Sales Plan, then such shares of Spinco Stock shall be sold as soon as is reasonably practicable, provided that the Aggregate Minimum Sale Price is met with respect to such sale. In the event that shares of Spinco Stock are sold pursuant to this Sales Plan, but Bear Stearns is unable to complete a sale of the accompanying Stock on the same day in accordance with this Sales Plan, then such shares of Stock shall be sold as soon as is reasonably practicable, provided that the Aggregate Minimum Sale Price is met with respect to such sale.

         Furthermore, Shares of Stock of the Issuer and shares of Spinco Stock may only be sold if the Aggregate Minimum Sale Price is met.

         (e) Seller understands that Bear Stearns may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction applicable to Bear Stearns or any other event or circumstance (a "Blackout"). Seller also understands that even in the absence of a Blackout, Bear Stearns may be unable to effect sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Stock or Spinco Stock to reach and sustain a limit order price, or other market factors in effect on the date of a sale.

         (f) Seller and Bear Stearns agree that if Issuer enters into a transaction that results, in Issuer's good faith determination, in the imposition of trading restrictions on the Seller, such as a pooling-of-interests transaction or stock offering requiring an affiliate lock-up ("Issuer Restriction"), and if Issuer shall provide Broker at least three (3) days' prior written notice signed by Issuer and Seller and confirmed by telephone of such trading restrictions (Attn: Jeffrey Lipman, Tel No.: (212) 272-2559, Fax No.:
(973) 463-5453; and Jim Hubbert, Tel No.: (212) 272-8059, Fax No.: (917)
849-0456, then Bear Stearns will cease effecting sales under this Sales Plan until notified in writing by Issuer that such restrictions have terminated. Bear Stearns shall resume effecting Sales in accordance with this Sales Plan as soon as practicable after the cessation or termination of a Blackout or receipt of the notice as set forth in the preceding sentence that the Issuer Restriction has ended. Any unfilled sales that are not executed due to the existence of a Blackout or Issuer Restriction shall be effected pursuant to this Sales Plan on the next Sale Day that such shares of Stock or Spinco Stock may be sold in compliance with this Sales Plan.

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         4.       To the extent that any Stock or Spinco Stock remains in the
Seller's account after the end of, or upon termination of this Sales Plan, Bear Stearns agrees to return such Stock and Spinco Stock promptly to the Issuer's transfer agent for relegending to the extent that such Stock and Spinco Stock would then be subject to transfer restrictions in the hands of the Seller or otherwise to be put in such name as directed by Seller.

         5. Subject to the parameters specified in Section C(3) above, and in each such case, subject to the manner of sale requirement of Rule 144 being satisfied as provided in Section B(10)(d), sales of the Stock and Spinco Stock may be effected, in whole or in part, on an agency basis or, if Bear Stearns is a market maker in the Stock at the time that any sale is to be made under this Sales Plan, Bear Stearns may, in its sole discretion, effect one or more sales on a principal basis commensurate with all regulatory requirements regarding best execution practices.

         6. Seller acknowledges and agrees that he does not have authority, influence or control over any sales of Stock and Spinco Stock effected by Bear Stearns pursuant to this Sales Plan, and will not attempt to exercise any authority, influence or control over such sales.

D.       TERMINATION

         1. This Sales Plan may not be terminated prior to the end of the Sales Plan, except upon direction by Seller or by notice from Bear Stearns that Bear Stearns, in its sole discretion, has determined that it is prohibited from continuing to operate as agent by a legal, contractual or regulatory restriction applicable to it or its affiliates. Any modification of this Sales Plan by Seller will be made in good faith and not as part of a scheme to evade the prohibitions of the Rule. In particular, subject to the Seller's right to terminate this Sales Plan, Seller agrees not to alter or modify this Sales Plan at any time that Seller is aware of any material non-public information about the Issuer, the Stock, the Spinco Stock, or the Rainbow Spinco.

E.       LIMITATION OF LIABILITY

         1. Notwithstanding any other provision hereof, neither Seller nor Bear Stearns shall be liable to the other for:

                  (a) special, indirect, punitive, exemplary or consequential damages, or incidental losses or incidental damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen, or

                  (b) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as "acts of God".

         2. Seller has consulted with his own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Bear Stearns or any person affiliated with Bear Stearns in connection with, Seller's adoption and implementation of this Sales Plan.

         3. Seller acknowledges and agrees that in performing his obligations hereunder neither Bear Stearns nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of Seller's assets, or exercising any authority or control respecting management or disposition of Seller's assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Seller or Seller's assets. Without limiting the foregoing, Seller further acknowledges and agrees that neither Bear Stearns nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any "investment advice" within the meaning of such provisions, and that no views expressed by any such person will serve as a primary basis for investment decisions with respect to Seller's assets.

         4. Seller agrees to indemnify and hold harmless Bear Stearns and its officers, directors, employees, agents and affiliates from and against any losses, liabilities, claims, damages and expenses including but not limited to reasonable attorneys' fees and the costs of investigating or defending any matter, arising out of or incurred in connection with this Sales Plan ("Losses"), except to the extent Losses are found in a final award or judgment by an arbitrator or court of competent jurisdiction (not subject to further appeal) to have resulted from gross negligence or willful misconduct on the part of Bear Stearns.

F.       AGREEMENT TO ARBITRATE

         1. Seller and Bear Stearns have agreed pursuant to a customer agreement that disputes arising out of, this Sales Plan shall be determined by arbitration.

         2. Bear Stearns and Seller agree that the arbitration provisions of the customer agreement are incorporated by reference herein.

G.       GENERAL

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

         1. Seller and Bear Stearns acknowledge and agree that Bear Stearns is acting as agent and custodian for Seller in connection with this Sales Plan and that Seller is a "customer" of Bear Stearns within the meaning of
Section 741(2) of Title 11 of the United States Code (the "Bankruptcy Code"). Seller and Bear Stearns further acknowledge and agree that this Sales Plan is a "securities contract," as such term is defined in Section 741(7) of the Bankruptcy Code, entitled to the protections of, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code.

         2. This Sales Plan constitutes the entire agreement between the parties with respect to this Sales Plan and supercedes any prior agreements or understandings with regard to the Sales Plan.

         3. This Sales Plan may be amended by Seller only upon the written consent of Bear Stearns and receipt by Bear Stearns of a certificate signed by Seller dated as of the date of such amendment certifying that Seller is not aware of any material non-public information with respect to the Issuer; provided that the foregoing shall not apply in the case of termination under Section D.

         4. All notices to Bear Stearns under this Sales Plan shall be deemed notice when received and shall be given to all of the following persons in the manner specified by this Sales Plan by telephone, by facsimile or by certified mail:

                           Jeffrey Lipman
                           Bear, Stearns & Co. Inc.
                           383 Madison Avenue
                           New York, NY  10179
                           Phone: (212) 272-2559
                           Fax: (973) 463-5453

                           Alan C. Greenberg
                           Bear, Stearns & Co. Inc.
                           383 Madison Avenue
                           New York, NY  10179
                           Phone: 212-272-4605
                           Fax: 917-849-3069

                           Jeffrey Mehl
                           Bear, Stearns & Co. Inc.
                           383 Madison Ave.
                           New York, NY  10179
                           Phone: 212-272-4600
                           Fax: 917-849-3069

                           Jim Hubbert
                           Bear, Stearns & Co. Inc.
                           383 Madison Avenue
                           New York, NY  10179
                           Phone: (212) 272-8059
                           Fax: (917) 849-0456

         5. All notices to the Seller under this Sales Plan shall be deemed notice when received and shall be given to all of the following persons in the manner specified by this Sales Plan by telephone, by facsimile or by certified mail:

                           Charles F. Dolan 2001 Trust fbo Kathleen M. Dolan c/o William A. Frewin
                           Dolan Family Office
                           340 Crossways Park Drive
                           Woodbury, NY 11797
                           Telephone: (516) 803-9200
                           Fax:  (516) 364-4592
                           E-Mail:bfrewin@cablevision.com

                           Elizabeth Pagel Serebransky
                           Debevoise & Plimpton LLP
                           919 Third Ave.
                           New York, NY 10010
                           Telephone: (212) 909-6785
                           Fax: (212) 521-7785
                           E-Mail:epagel@debevoise.com

         6. All notices to the Issuer under this Sales Plan shall be deemed notice when received and shall be given to all of the following persons in the manner specified by this Sales Plan by telephone, by facsimile or by certified mail:

                           Victoria Salhus, Esq.
                           Cablevision Systems Corporation
                           Address:1111 Stewart Ave.
                           Bethpage, NY 11714- 3581
                           Telephone: (516) 803- 2570
                           Fax: (516) 803-2577
                           E-Mail:vsalhus@cablevision.com

         Seller's rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of Bear Stearns.

         7. Seller's rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of Bear Stearns.

         8. This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         9. If any provision of this Sales Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Sales Plan will continue and remain in full force and effect.

         10. This Sales Plan, and all transactions contemplated hereunder, shall be governed by and construed in accordance with the internal laws of the State of New York. This Sales Plan may be modified or amended only by a writing signed by the parties hereto.

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         NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN
PARAGRAPHS F.1 AND F.2.

         IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first written above.

                                           /s/ Lawrence J. Dolan
                                          --------------------------------------
                                          Lawrence J. Dolan, Trustee

                                          /s/ Helen A. Dolan
                                          --------------------------------------
                                          Helen A. Dolan, Trustee

                                          Bear, Stearns & Co. Inc.

                                          /s/ Melissa Hochman for Jeff Lipman
                                          --------------------------------------
                                          Name:  Melissa Hochman for Jeff LIpman
                                          Title: Associate Director
                                                 (for Senior Managing Director)

                                    ANNEX A:

         ADJUSTMENT OF MINIMUM SALE PRICE FOLLOWING THE RAINBOW SPINOFF

Assumptions:

Minimum Sale Price prior to the Rainbow Spinoff = $22 per share of Stock

Number of shares of Spinco Stock received for each share of Stock = 1/2

Aggregated sale price for 1 share of Stock + 1/2 share of Spinco Stock = $22

                                   SCHEDULE A

                               STOCK SALE SCHEDULE

Name of Seller: CFD 2001 Family Trust (fbo Kathleen)
Name of Issuer:: Cablevision Systems Corporation

                                     NUMBER SHARES OF STOCK
                                      AUTHORIZED TO BE SOLD
    SALE MONTH                        (MONTHLY SALE AMOUNT)
------------------                   ----------------------
May 2004                                     16,000
June 2004                                    16,000
July 2004                                    12,000
August 2004                                  24,000
September 2004                               28,000
October 2004                                 28,000
November 2004                                28,000
December 2004                                28,000
January 2005                                 28,000
February 2005                                28,000
March 2005                                   28,000
April 2005                                   36,000
May 2005                                        ***
June 2005                                       ***
July 2005                                       ***
August 2005                                     ***
September 2005                                  ***
October 2005                                    ***

Maximum number of shares of Stock that may be sold under this Sales Plan:
300,000

***Any Monthly Sales Amount shares that are rolled over in accordance with Section C.3.(a) of this Sales Plan and are not sold prior to May 2005, shall be sold during these additional Sale Months in accordance with the terms of the Sales Plan, until all such shares subject to this Sales Plan are sold.

                                    EXHIBIT A

                              ISSUER REPRESENTATION

         1. Cablevision Systems Corporation (the "Issuer") represents that it has reviewed the Sales Plan dated _______ __, 2004 (the "Sales Plan") between [name ] ("Seller") and Bear, Stearns & Co. Inc. ("Bear Stearns") relating to the common stock, par value $____ per share of the Issuer (the "Stock"), and the Sales Plan does not violate the Issuer's insider trading restrictions.

Dated: ____________ __, 2004

                                     Cablevision Systems Corporation

                           By:_______________________________________
                               [Name and title of authorized officer]

                                    EXHIBIT B

                          SELLER REPRESENTATION LETTER

Bear, Stearns & Co. Inc.
Bear, Stearns Securities Corp.
383 Madison Avenue
New York, NY 10179

Attention: Legal Department

                                Re:     Name of Issuer: ____________________

                                        Class of Stock: ____________________

                                        Number of Shares to Be Sold___________

                                        Account Number:  ___________________

Gentlemen:

         We have requested that you sell the above-captioned securities pursuant to a sales plan (the "Sales Plan") as broker for our account in the manner permitted by Rule 144 (the "Rule") under the Securities Act of 1933. In connection with this request, we hereby make the following representations to the issuer, issuer's counsel, and issuer's transfer agent.

         1. We have been the beneficial owner of the securities, which were acquired and fully paid for, for a period of not less than one year preceding the date of this representation, as required by Rule 144.

         2. The sale of the shares of the above-captioned securities in accordance with the terms of the Sales Plan, together with any other sales of such securities by us and by any person or entity whose sales are required by Rule 144 to be aggregated with ours during the three months preceding such sales under the Sales Plan will not exceed the greater of 1% of the shares outstanding; or the average weekly reported trading volume in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the filing of the applicable Form 144.

         3. We have not made and will not make any payment to any other person in connection with any execution you may effect on our order; and have not, and will not pay to Bear, Stearns Securities Corp. any more than the usual and customary broker's commission; and we have not solicited or arranged and will not solicit or arrange for the solicitation of orders to buy in anticipation of or in connection with the proposed sale pursuant to such order. We have advised and will advise you of any open sell orders in the above captioned securities with any other broker or bank pending completion of this order.

         4. This order is not part of a distribution of any securities on our behalf, and we are not an underwriter with respect to these securities. We agree not to take, and agree to cause any person or entity with whom we would be required to aggregate sales of Stock

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

under Rule 144 not to take, any action that would cause any sales pursuant to the Sales Plan not to comply with Rule 144.

         5. Bear Stearns has/will file(d), pursuant to the terms of the Sales Plan, on Form 144 three executed notices of proposed sale with the Securities and Exchange Commission and one with the principal national securities exchange on which the captioned issue is traded, if applicable.

         6. We have a bona fide intention to sell these securities within a reasonable time from the filing of such Form 144, pursuant to the terms of the Sales Plan.

         7. We hereby authorize Bear, Stearns Securities Corp. and its agents and representatives to make any inquiry of the issuer, issuer's counsel, and issuer's transfer agent that you may deem advisable in connection with the proposed sale of these securities.

         8. We understand that our order may be accepted by you subject to your investigation as to whether such proposed sale, if executed, will comply with the Rule and policies of Bear, Stearns Securities Corp.

         9. We understand that it may be necessary for the issuer of these securities to supply a letter to you certifying that such issuer has filed with the Securities and Exchange Commission all reports and statements required to be filed by such issuer within the past twelve (12) months. We agree to use our best efforts to see that said issuer supplies said letter if deemed necessary by Bear, Stearns Securities Corp.

         10. We understand that Bear, Stearns Securities Corp. will, if our order to sell is accepted, act as no more than our agent or as a market maker as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934 for the sale of these securities; and that we will receive the proceeds of any sale only if and when the shares sold are received by Bear, Stearns Securities Corp. in good deliverable form..

         11. We have not and will not enter into any arrangements with any other person or entity in respect of the sale of these securities.

                                          Very truly yours,

                                          By_____________________

                                          Title: Trustee

                                          By: ___________________

                                          Title: Trustee

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